Exhibit 10.2

Terms and Conditions of Employment

(Including particulars of terms of employment

required by the Employment Rights Act 1996)

EMPLOYER:	Lombard Medical Technologies plc, 4 Trident Park, Didcot, Oxon, OX11 7HJ (the “Company or “Lombard Medical”)

EMPLOYEE:	Simon Hubbert, Lombard Medical House, 4 Trident Park, Didcot, Oxfordshire OX11 7HJ.

1	EMPLOYMENT

1.1	With effect from 1 January 2011, you are employed as Chief Executive Officer. You will report to the Chair (or any director or Committee of directors authorised by the Board) from time to time (the “Board”).

1.2	For the purposes of the Employment Rights Act 1996, your employment with the Company is treated as having begun on 1 June 2010.

1.3	Subject to Clause 14, your employment will continue until the expiration of not less than six months prior written notice, if given by you, or twelve months if given by the Company.

2	SALARY

2.1	Your salary is £180,000 per annum, increasing to £190,000 with effect from 1 February 2013, which is payable monthly in arrears subject to the deduction of income tax and national insurance contributions on the 26th day of each month by bank giro credit direct to your bank (“Salary”). This is inclusive of any fees to which you may be entitled as an officer of any Group Company.

2.2	The Company may both during this agreement and on termination deduct from the Salary any sum due from you to the Company including but not limited to any outstanding loans, advances, damage or loss to the Company caused by you, excess holiday and over payments.

2.3	Your salary will normally be reviewed by the Board annually on or around 31 December. However, there is no obligation on the Company to increase your salary as a result of the review.

3	BONUS

3.1	You shall be entitled to participate in such bonus scheme as the Company may operate from time to time. The current scheme provides participants with the opportunity of earnings up to 60% of base salary subject to certain performance conditions and at the entire discretion of the Remuneration Committee. The bonus year is the calendar year and performance conditions will be set at the beginning of each calendar year for that year. Employees will not be entitled to payment in respect of any bonus year if they are under notice or no longer employed by the Company at the date of payment. The scheme is discretionary and the Company can withdraw or amend the scheme at any time.

4	SHARE OPTIONS

4.1	You will be entitled to participate in Company’s Share Option Scheme subject to the rules of the scheme amended from time to time.

5	CAR ALLOWANCE

You will be entitled to a car allowance of £12,000 per annum to be paid in monthly instalments with your salary. For the purposes of benefits related to salary, such as pension and life assurance, his allowance shall not be taken into account.

6	DUTIES

You shall during your employment under this agreement:

(a)	perform such duties and exercise such powers as the Board may from time to time reasonably assign to you and such duties and powers may relate or concern the business of any Group Company;

(b)	well and faithfully serve the Company and the Group and use the utmost endeavours to promote its interests;

(c)	devote the whole of your time, attention and ability to your duties under this Agreement;

(d)	comply with the rules, procedures and regulations of the Company from time to time in force;

(e)	comply with all reasonable requests, instructions and directions given or made by the Board;

(f)	keep the Board regularly informed of your activities and promptly give them such explanations, information and assistance as to your activities or the business of the Company and any Group Company as they may reasonably require or in which it may be reasonable to assume they would be interested;

(g)	promptly disclose to the Board any misconduct or breach of duty on your part (or that of any other employee or director or officer of the Company or any Group Company) and any information that comes into your possession which adversely affects the business or interests, or may adversely affect the business or interests, of the Company or any Group Company;

(h)

comply with all applicable provisions of the Companies Act 2006 and all other relevant laws, the AIM Rules for Companies and all relevant recommendations and regulations of the FSA, the London Stock Exchange and any other regulatory authority relevant to any Group Company applicable to you and all relevant rules, policies and procedures of the Company including without limitation, the Company’s code for dealing in securities; and

(i)	owe a fiduciary duty to the Company and other Group Companies by virtue of your senior position.

7	PLACE OF WORK

Your place of employment shall be the Company’s premises at 4 Trident Park, Didcot, Oxfordshlre, or any other premises the Company or any associated Company may have, within reasonable proximity to this location. You may be required to travel on the business of the Company both within the UK and overseas.

8	EXPENSES

The Company will reimburse all authorised purchases and expenses claims in line with its current Expenses Policy.

9	HOURS OF WORK

The nature of your position is such that your working time cannot be measured or pre-determined and so your employment falls within regulation 20 of the Working nme Regulations 1998. Accordingly, you are responsible for determining your own hours of work, providing that such hours are consistent with the proper performance of your duties.

10	HOLIDAYS AND HOLIDAY PAY

10.1	The Company’s holiday year runs from 1 January to 31 December. In addition to the usual English bank and public holidays, in each calendar year of employment you are entitled to 25 days annual paid holidays. Holiday must be taken at times convenient to the Company.

10.2	Unused holiday entitlement to a maximum of five days may be carried forward to the next year with written consent. Holiday not taken or not carried over, in accordance with this provision, will be forfeited.

10.3	Subject as aforesaid where you are employed for part of a calendar year only - either in your first year or on termination of your employment - you will be entitled to paid holiday pro rata to the number of complete days worked by you in the relevant calendar year. The Company uses as the basis for calculating the value of a day’s pay the following formula:

current annual salary divided by 260

10.4	On the termination of your employment, where you have taken more or less than your holiday entitlement as calculated above, an adjustment based on your normal rate of pay will be made in your final pay.

10.5	The adjustment will be either by way of deduction if you have taken more than your entitlement, or by way of an additional payment where you have taken less than your entitlement, calculated on a pro rata basis by reference to the number of days’ holiday in respect of which such adjustment is made.

10.6	The Company may require you to use up any accrued but untaken holiday during your notice period; any payment in lieu of accrued holiday will be at the Company’s discretion.

10.7	Holiday entitlement will not accrue during any period during which you are absent from work for more than one consecutive month, save to the extent that you have a statutory right to holiday accrual under the Regulations.

11	INCAPACITY

11.1	If you are prevented by illness accident or other incapacity from properly performing your duties under this Agreement you must report this fact as soon as reasonably practicable to the HR Director and the Chair and, if you are so prevented, you must if required by the Company provide appropriate doctor’s certificates in respect of any period of absence In excess of seven consecutive days.

11.2	For Statutory Sick Pay (“SSP”) purposes your normal working days are Monday to Friday.

11.3	If prevented by illness, accident or other incapacity from performing your duties you may be suspended from carrying out those duties for so long as the Company considers such ill health to continue and the Company may appoint a temporary replacement to undertake all or some of your duties

11.4	If required by the Company you shall, at the expense of the Company, undergo a medical examination by such medical practitioner as the Company nominates. You shall authorise the medical practitioner to disclose to and discuss with Human Resources and the Board the results of the examination. You consent to the Company processing sensitive personal data relating to the results of such examination. You further agree that you will co-operate with the Company’s reasonable requests to permit your own GP or other medical consultant to disclose your medical records, and to discuss your medical prognosis with the Company’s nominated doctor.

12	COMPANY SICK PAY SCHEME

12.1	To qualify for Company Sick Pay (“CSP”) you must follow company procedures and notification and certification of absent (as outlined above).

12.2	If during your employment you are unable to work due to illness or accident, then at the Company’s discretion you will continue to be paid at the following levels:

(a)	Up to three months of sickness absence in any 12 consecutive months - full pay

(b)	Up to three further months of sickness absence in any 12 consecutive months - half pay.

12.3	It is at the Company’s discretion thereafter to continue paying CSP but, if payment of CSP does not continue, your entitlement to SSP is unaffected.

12.4	Your entitlement to CSP and SSP will not exceed your normal full pay. Payments made under CSP will be subject to tax and Nl.

13	EMPLOYMENT BENEFITS

13.1	You will be entitled to the employment benefits that the Company has in place. Your participation in any benefit schemes, as referred to below will be subject to the rules from time to time of any such scheme, which may be amended or replaced or discontinued by the Company at any time.

Pension Scheme

13.2	The Company operates a group personal pension plan in which the Company will make contributions up to a maximum of 10% of Salary, provided that you maintain your contributions at their current level. Should your personal contribution reduce, then the Company contribution would revert to matching your contributions (still to a maximum of 10%). The Company’s contributions will be paid in equal monthly instalments in arrears. The Company’s contributions are subject to the rules of the scheme and to any HM Revenue and Customs or other applicable limits from time to time.

13.3	There is no contracting-out certificate under the Pension Schemes Act 1993 in force in respect of your employment.

Insurance Benefits

13.4	You shall be entitled to participate at the Company’s expense in the Company’s life assurance scheme and the Company’s long term disability insurance scheme

13.5	You, your spouse or civil partner and dependent children up to 21 years (or 25 if in full time education, unmarried and financially dependent on you) may participate in the Company’s private medical insurance scheme.

13.6	Your participation in any such insurance scheme, as referred to above will be subject to the rules from time to time of any such scheme, which may be amended or replaced or discontinued by the Company at anytime.

14	SUMMARY TERMINATION

14.1	The Company may terminate your employment summarily and with or without notice or pay in lieu of notice (as the Board deems appropriate) in the event that you:

(a)	commit any act of gross misconduct or gross negligence;

(b)	have an interim receiving order made against you, become bankrupt or make a composition or enter into any deed of arrangement with your creditors;

(c)	become of unsound mind or a patient under any statute relating to mental health. For the avoidance of doubt this clause is not intended to restrict you from accessing out-patient services relating to mental health concerns; rather it applies where you are no longer able to fulfil the duties of a Director due to inpatient treatment or due to the impact of an ongoing mental health condition;

(d)	are convicted of insider dealing or any other criminal offence (other than an offence under road traffic legislation in the United Kingdom or elsewhere for which a non-custodial penalty is imposed);

(e)	commit any act of fraud or dishonesty;

(f)	commit any serious or repeated breach of any of your duties under this Agreement, or refuse or neglect to comply with any reasonable and lawful directions of the Board;

(g)	are involved in or associated with any conduct (whether on or off duty) which in the Board’s reasonable opinion has impaired your, the company’s or any Group Company’s reputation or general standing or prejudices any Group Company’s interests, or seriously impairs your ability to perform your duties;

(h)	are disqualified from acting as a director of a company by order of a competent court;

(i)	resign as a director of the Company otherwise than at the request of the Board;

(j)	are guilty of any material breach or non-observance of any code of conduct, rule or regulation of, or fall or cease to be registered (where such registration is, in the opinion of the Board, required for the performance of your duties) by, any regulatory body in the United Kingdom or elsewhere; or

(k)	breach the implied terms of trust and confidence, good faith, fidelity, and fiduciary duty.

To avoid doubt, occurrence of any of these above circumstances shall constitute a fundamental breach by you of your contract of employment

14.2	Any delay by the Company in exercising any right of termination under Clause 14.1 does not constitute a waiver of such right.

14.3

The Company may terminate your employment with immediate effect by paying a sum in lieu of all (or any unexpired part) of notice to you. This shall be calculated as a sum that is equal to the Salary that you would have been entitled to receive under this Agreement during the unexpired part of your applicable notice period. If notice has already been given, this will be calculated based on that portion of the notice period that has not been worked out

14.4	If your employment is terminated on notice by either party the Company may require you to cease to perform your duties and not to attend at the Company’s premises during the notice period or any part of the notice period. The Company may require you during part or all of such period to perform part but not all of your normal duties or duties different from your normal duties, including carrying out specific projects or tasks (but not being duties inappropriate to your status). The Company may also require you to resign with immediate effect from any directorships or other offices that you hold with the Company or any other Group Company. You shall comply with any other reasonable conditions imposed by the Company during such period and shall not contact clients or customers of the Company if so requested by the Company. During this period the Company shall continue to pay your Salary and other benefits to which you have an entitlement under this Agreement, but you shall not be entitled to any bonus or commission payments. During this period you shall remain in employment and shall continue to be bound by all obligations owed to the Company under this Agreement.

15	TERMINATION BY RECONSTRUCTION OR AMALGAMATION

15.1	If your employment terminates by reason of:

(a)	the liquidation of the Company for the purposes of amalgamation or reconstruction; or

(b)	as part of any arrangement for the amalgamation of the undertaking of the Company not involving liquidation; or

(c)	as part of any arrangement for the transfer of the whole or part of the undertaking of the Company to any other Group Company,

and you are offered employment with any concern or undertaking resulting from such amalgamation, reconstruction or transfer, on terms generally not less favourable than the terms of this Agreement, you will have no claim against the company in respect of the termination of your employment by the Company by reason of any of the events specified in this Clause 15.

15.2	You consent to the transfer of your employment under this Agreement to any other Group Company at any time during the Employment.

16	OBLIGATIONS ON TERMINATION

16.1	On the termination of the your employment however arising or, if earlier, at any time after the start of a period of garden leave under Clause 14.5 or after you give notice to terminate your employment, you will (if so requested by the Company or any Group Company):

(a)	Immediately resign from any directorships or other offices (and from any related trusteeships) that you hold in the Group without any compensation for loss of office. Should you fall to do so within five days of said request, you hereby irrevocably appoint any director or the secretary of the Company as your lawful attorney, in your name and on your behalf, to sign any documents and do anything to give effect to such resignations; and

(b)	subject to Clause 17.2, immediately deliver to the Company all documents, books, materials, records, correspondence, papers and information (on whatever information storage media and wherever located) and any other property relating to the affairs or business of or belonging to the Company or any Group Company which is in your possession or under your control;

(c)	Irretrievably delete any information relating to the affairs and business of or belonging to the company or any Group Company stored on any magnetic or optical disk or memory belonging to you and all matter derived from such sources which is in your possession or under your control outside the premises of the Company or any Group Company;

(d)	Immediately deliver to the Company all passwords and encryption codes which you have used in relation to any document produced or processed by you or in respect of any equipment belonging to the Company or any Group Company; and

(e)	provide a signed statement that you have complied fully with your obligations under this Clause 16.1.

16.2	If you are on garden leave under Clause 14.5 you are not required under Clause 17.1 to return any property provided to you as a contractual benefit until the end of the period of garden leave.

17	CONFIDENTIALITY

17.1	In this Clause 17, “Confidential Information” means:

(a)	any confidential information relating to the Company or prospects of the Company or any Group Company including, but not limited to, any information and materials pertaining to any proprietary rights, trade secrets, customer lists, trading details, licenses, software, computer programs, designs, technology, ideas, know-how, processes, formulas, compositions, data, techniques, improvements, inventions (whether patentable or not), works of authorship, business, marketing and product development plans, the skills or salaries or terms of compensation of other employees, information about customers, budgets, prices, costs and other information concerning the Company’s actual or anticipated business, technical or financial information, marketing plans, proposals, research or development;

(b)	any other information designated by the Company as confidential; and

(c)	any information in relation to which the Company owes a duty of confidentiality to any third party.

17.2	You may not either during your employment with the Company or at any time after it has terminated disclose to any other person or otherwise make use of any Confidential information and you will use your best endeavours to prevent the publication or disclosure of Confidential information by another person.

18	INVENTIONS

18.1	If in the course of your employment you make or discover, or participate in the making or discovery of, intellectual Property relating to or capable of being used in the business carried on by a Group Company, full details of the intellectual Property shall immediately be communicated by you to the Company and shall be the absolute property of the Company.

18.2	At the request and expense of the Company you shall give and supply all such information, data, drawings and assistance as is requisite to enable the Company to exploit the Intellectual Property to the best advantage. If so requested, you shall, at the Company’s expense but without receiving payment, execute all documents and do all things necessary to vest the title to the invention, design or discovery in the Company.

18.3	If you make or discover or participate in the making or discovery of an Intellectual Property during your employment but which is not the property of the Company, the Company shall, subject only to the provisions of the Patents Act 1977, have the right to acquire for itself or its nominee your rights in the Intellectual Property.

18.4	Rights and obligations under this Clause 18 shall continue in force after termination of this Agreement in respect of Intellectual Property made or discovered during your employment under this Agreement and shall be binding upon your representatives.

18.5	“Intellection Property” includes patents, trademarks, service marks, designs, utility models, copyrights, design rights, applications for registration of any of the foregoing and the right to apply for them in any part of the world, moral rights, inventions, confidential information, know-how, and rights of a similar nature arising or subsisting anywhere in the world in relation to all of the foregoing, whether registered or unregistered.

19	ACTIVITIES DURING YOUR EMPLOYMENT

19.1	You will not during your employment be directly or indirectly engaged, concerned or interested in any other trade, business or occupation whatsoever except:

(a)	with the prior written consent of the Board. Such consent may be given subject to any terms or conditions which the Board requires, a breach of which will be deemed to be a breach of the terms of this Agreement; or

(b)	as a holder of not more than 3” of any class of shares, debentures or other securities in a company which is listed or dealt in on a Recognised Investment Exchange.

19.2	Further, you must not during your employment, except with the Company’s written consent, introduce to any other competing business orders for goods or services with which the Company is able to deal.

20	RESTRICTIVE COVENANTS

You agree to be bound by the post termination obligations set out in the Schedule to this Agreement

21	DISCIPLINARY AND GRIEVANCE PROCEDURE

21.1	The Company has a disciplinary procedure and a grievance procedure both of which are available from HR. These procedures are not incorporated as part of your terms and conditions of employment and, therefore, do not form part of your contract of employment.

21.2	Any disciplinary matters affecting you will be dealt with by the Chair or his nominee. You may appeal against any disciplinary decision in writing to the Board, whose decision is final.

21.3	The person with whom you should first raise a grievance is the Chair. In the event of your being dissatisfied with the outcome of the grievance hearing or a disciplinary hearing which you are requested to attend, then you may lodge an appeal which will be heard by the Board. Grievances and appeals should be submitted in writing.

22	REGULATORY REQUIREMENTS

22.1	You must comply at all times with the Company’s quality system and pay special regard to ensuring the overall safety of the technology, products and components being developed by the Company.

22.2	You must also ensure that your work and conduct adheres to any Regulatory procedures or requirements that apply to the business.

23	DEDUCTIONS

You hereby authorise the Company to deduct from your pay (including holiday pay, sick pay, bonus or commission and pay in lieu of notice) any amounts which are owed by you to the Company or any other company in the Group (including any season ticket or other loans, travel allowance, expenses float, relocation assistance).

24	CHANGES TO YOUR TERMS AND CONDITIONS OF EMPLOYMENT

The Company reserves the right to make reasonable changes to any of the terms and conditions of your employment.

25	DATA PROTECTION

25.1	You acknowledge that the Company will collect data about you as part of the application process and during your employment. Such data will only be used by the Company to fulfil its obligations to you as your employer and for other purposes relating to your employment with the Company. This processing will principally be for personnel, administrative, financial, regulatory or payroll purposes.

25.2	You are responsible for ensuring that personal data about other employees which you may use or access during your employment is kept secure from unauthorised access or disclosure.

25.3	You are responsible for informing the Company of any changes to the personal data we hold about you including your name, address, marital status, contact details, qualifications and next of kin.

26	USE OF TELECOMMUNICATIONS EQUIPMENT

You acknowledge that the Company may legitimately monitor any communication sent or received by you either in the performance of your duties or by way of the Company’s networks and consent to such monitoring for the following purposes:

(a)	to ensure the proper working of our IT systems;

(b)	to ensure that our employees comply with our practices and procedures;

(c)	to ensure that employees achieve acceptable standards in relation to the performance of their duties;

(d)	to prevent and detect crime; and

(e)	in order to investigate or detect the unauthorised use of the Company’s IT systems.

All communications between the parties with respect to any of the provisions of this Agreement will be sent to the addresses set out in this Agreement, or to such other addresses as may be notified by the parties for the purpose of this Clause, by personal service, pre-paid registered or recorded delivery post or by facsimile transmission or other electronic means of written communication with confirmation by letter given by the close of business on the next following business day. Any communication to the Company must be marked “For the attention of the Company Secretary”.

27	NOTICES

27.1	Communications which are sent or despatched as set out below will be deemed to have been received by the addressee as follows:

(a)	by post two business days after despatch; and

(b)	by facsimile transmission or other electronic means of written communication on the business day next following the day on which the communication was sent.

27.2	In proving service by post it will be necessary only to prove that the communication was contained in an envelope which was duly addressed, stamped and posted by registered or recorded delivery post. In proving service by facsimile transmission or other electronic means of written communication, proof of service will be accepted by evidence of transmission.

27.3	For the purpose this cause a “business day” means a day on which the clearing banks in the city of London are open for business and “close of business” means 18.00 hours.

28	GENERAL

28.1	In this Agreement “Group Company” means any holding company of the Company and/or any subsidiary of the Company or of any such Holding Company, from time to time and their successors and assigns. Holding Company means a parent undertaking as defined in section 1162 of the Companies Act 2006. Subsidiary means a subsidiary undertaking as defined in section 1162 of the Companies Act 2006.

28.2	This Agreement shall take effect when signed by both the parties and will from that date replace any previous agreements between the Company and you.

28.3	There are no collective agreements relating to your employment with the Company.

28.4	The construction, validity and performance of this agreement shall be governed by the Laws of England and the parties submit to the exclusive jurisdiction of the English courts.

/s/ John Rush	Date	3/14/2013
John Rush, Chairman
For and on behalf of
Lombard Medical Technologies PLC

I understand and agree to the above terms and conditions of my Contract of Employment.

/s/ Simon Hubbert	Date	11 March 2013
Simon Hubbert

Schedule

Post-termination obligations

1	Definitions

“Business” means the business or any part of it carried on by any Group Company as at the Termination Date in respect of which you have been concerned or involved to any material extent at any time during the 12 month period immediately prior to the Termination Date.

“Key Person” means a person employed as a senior employee, director or engaged as a consultant of a Group Company with wham you worked directly or for whom you had management responsibility In the course of your employment at any time during the 12 month period immediately prior to the Termination Date.

“Material Interest” means:

(a)	the holding of any position as director, officer, employee, consultant, partner, principal or agent;

(b)	the direct or indirect control or ownership (whether jointly or alone) of any shares (or any voting rights attached to them) or debentures except for the ownership for investment purposes only of not more than 3% of the issued ordinary shares of a company whose shares are listed on any Recognised Investment Exchange; or

(c)	the direct or indirect provision of any financial assistance.

“Termination Date” means the date on which this Agreement terminates howsoever occurring or the date on which you begin garden leave, whichever Is sooner.

2	You agreed that you will not (other than on behalf of the Company) without the prior written consent of the Company (such consent to be withheld only in so far as may be reasonably necessary to protect the legitimate interests of the Group) directly or indirectly:

(a)	During the period of 12 months from the Termination Date hold a Material interest in a business the same as or in competition with the Business in the UK.

(b)	During the period of 12 months from the Termination Date:

(I)	In relation to a business the same as or in competition with the Business perform any services or supply goods to any person, firm or company who was a client or customer of the Company or any Group Company at the Termination Date or during the 12 month period immediately prior to the Termination Date and with whom during that period you had significant contact or dealings or about whom at the Termination Date you possess Confidential Information;

(II)	In relation to a business the same as or In competition with the Business, canvass, solicit or approach, or cause to be canvassed, solicited or approached, for the purpose of obtaining business, orders or custom any person, firm or company who was a client or customer of the Company or any Group Company at the Termination Date or during the 12 month period immediately prior to the Termination Date and with whom during that period you had significant contact or dealings or about whom on the Termination Date you possess Confidential Information; or

(III)	In relation to a business the same as or in competition with the Business, solicit or endeavour to entice away any key person;

(c)	at any time:

(I)	solicit, entice or prepare or endeavour to solicit, entire or procure:

(a)	an employee of the Company to breach his contract of employment; or

(b)	a person to breach his contract for services with the Company;

(II)	represent yourself as being connected with or interested in a Group Company or in the Business; or

(III)	do or say anything likely or calculated to lead any person firm or company to withdraw from or cease to continue offering to a Group Company any rights of purchase, sale, import, distribution or agency then enjoyed by it.

3	You agree that:

(a)	You have taken legal advice in relation to the restrictions contained in paragraph 2 above and have been advised that they are reasonable in the circumstances;

(b)	Each of the sub-paragraphs contained in paragraph 2 above constitutes an entirely separate, severable and independent covenant and restriction on you;

(c)	The duration, extent and application of each of the restrictions contained In paragraph 2 is no greater than is necessary for the protection of the goodwill and trade connections of the Business; and

(d)	If a restriction on you contained in paragraph 2 is found void but would be valid if some part of it were deleted, the restriction shall apply with such deletion as may be necessary to make it valid and effective.